Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE THIRD QUARTER

ENDED MARCH 31, 2012

WATERTOWN, MA – May 9, 2012 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, today announced financial results for its third quarter ended March 31, 2012.

At March 31, 2012, cash, cash equivalents and marketable securities totaled $16.5 million compared to $18.7 million at December 31, 2011.

“The third quarter was an excellent quarter as ILUVIEN® received a positive outcome from the Decentralized Procedure in the EU. ILUVIEN was indicated for the treatment of vision impairment associated with chronic diabetic macular edema (DME) considered insufficiently responsive to available therapies. ILUVIEN has since received marketing authorization in the UK and Austria for the treatment of chronic DME, the first two of seven expected marketing authorizations in the EU,” said Dr. Paul Ashton, President and CEO. “We look forward to ILUVIEN receiving the marketing authorizations in France, Germany, Italy, Portugal and Spain.”

The International Diabetes Federation estimates that approximately 22.1 million people in these 7 countries are currently living with diabetes, of whom approximately 3 million live in the UK and 750,000 in Austria. Alimera Sciences, our licensee of ILUVIEN, estimates that approximately 1.2 million people suffer from DME in the 7 EU countries, with nearly 200,000 of those in the UK and more than 40,000 of those in Austria.

“We are also pleased with the progress in our pre-clinical programs and our technology evaluations,” said Dr. Ashton. “In February 2012, we signed a funded technology evaluation agreement with Neuron Systems, Inc. under which the companies will evaluate the use of pSivida’s technology as a delivery system for the treatment of dry age-related macular degeneration (Dry AMD), a serious retinal disease that affects millions of people worldwide. There currently is no approved treatment for Dry AMD.

“In collaboration with Pfizer, we are also continuing to progress development of our bioerodible insert to treat glaucoma and ocular hypertension,” said Dr. Ashton. The Company’s proposed product candidate is an injectable, bioerodible sustained release insert delivering latanoprost and is currently the subject of a dose-ranging study. The Company granted Pfizer an exclusive option under various circumstances to license the development and commercialization worldwide of this insert for human ophthalmic disease other than uveitis.

“We are continuing to pursue our independent development of an insert to treat uveitis affecting the posterior segment of the eye,” Dr. Ashton continued. The Company’s posterior uveitis product candidate uses the same injectable micro insert as ILUVIEN for DME. The Alimera collaboration agreement allows the Company to reference the ILUVIEN for DME regulatory filings. In the United States, posterior uveitis has been estimated to affect approximately 175,000 people and to be responsible for approximately 30,000 cases of blindness. An investigator-sponsored trial for the insert for posterior uveitis opened in September 2011.

Revenues for the third quarter were $538,000 compared to $360,000 a year earlier, primarily reflecting recognition of deferred collaborative research and development revenues from the June 2011 amended and restated Pfizer agreement and increased Retisert® royalty income. The Company reported a net loss of $2.7 million, or $0.13 per share, for each of the third quarter periods ended March 31, 2012 and 2011.

Revenues for the nine months ended March 31, 2012 totaled $2.8 million compared to $1.3 million for the prior year period, primarily reflecting recognition of deferred collaborative research and development revenues from a terminated 2008 field-of-use license and from the restated Pfizer agreement. The current year-to-date period included a $14.8 million impairment write-down of the Company’s finite-lived intangible assets as a result of the November 2011 complete response letter issued by the FDA in response to Alimera’s resubmitted new drug application for ILUVIEN for DME and the resulting significant decrease in the Company’s share price. The Company reported a net loss of $22.6 million, or $1.09 per share, for the nine months ended March 31, 2012 compared to a net loss of $8.5 million, or $0.45 per share, for the same period of the prior year.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, May 9, 2012, at 8:30 am ET. The conference call may be accessed by dialing (866) 761-0749 from the U.S. and Canada, or (617) 614-2707 from international locations, passcode 59672747. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through May 16, 2012. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 71355857.

About pSivida Corp.

pSivida Corp., headquartered in Watertown, MA, develops tiny, sustained release, drug delivery products designed to deliver drugs at a controlled and steady rate for months or years. pSivida is currently focused on treatment of chronic diseases of the back of the eye utilizing its core technology systems, Durasert™ and BioSilicon™. ILUVIEN® for the treatment of Diabetic Macular Edema (DME), which is licensed to Alimera Sciences Inc., is pSivida’s most advanced product candidate and received a positive outcome from the EU Decentralized Procedure in February 2012 with a determination that ILUVIEN is approvable for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. An investigator-sponsored Investigational New Drug application is open for an injectable insert to treat posterior uveitis of the same design as ILUVIEN for DME, and an investigator-sponsored trial is ongoing for an injectable, bioerodible insert to treat glaucoma and ocular hypertension. pSivida’s two FDA-approved products, Retisert® and Vitrasert®, are implants that provide long-term, sustained drug delivery to treat two other chronic diseases of the retina.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: Alimera’s ability to obtain regulatory approval of and successfully commercialize (alone or with others) ILUVIEN for DME in the EU and delays in any such approval; actions with respect to regulatory approval of ILUVIEN for DME in the U.S.; ability to obtain additional capital; ability to attain profitability; adverse side effects; exercise by Pfizer of the Latanoprost Product option; ability to complete clinical trials and obtain regulatory approval of product candidates; further impairment of intangible assets; fluctuations in operating results; decline in royalty revenues; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future guidelines, recommendations or studies; ability to protect intellectual property and avoid infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 (0) 412 281 780 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues:
Collaborative research and development	$158	$56	$1,823	$218
Royalty income	380	304	1,004	1,032

Total revenues	538	360	2,827	1,250

Operating expenses:
Research and development	1,508	1,737	5,629	5,013
General and administrative	1,757	1,762	5,269	5,932
Impairment of intangible assets	—	—	14,830	—

Total operating expenses	3,265	3,499	25,728	10,945

Loss from operations	(2,727)	(3,139)	(22,901)	(9,695)

Other income (expense):
Change in fair value of derivatives	—	334	170	1,130
Interest income	10	7	30	19
Other income (expense), net	1	—	(1)	(11)

Total other income	11	341	199	1,138

Loss before income taxes	(2,716)	(2,798)	(22,702)	(8,557)
Income tax benefit	30	113	129	69

Net loss	$(2,686)	$(2,685)	$(22,573)	$(8,488)

Net loss per share:
Basic and diluted	$(0.13)	$(0.13)	$(1.09)	$(0.45)

Weighted average common shares outstanding:
Basic and diluted	20,803	20,177	20,787	19,072

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2012	June 30, 2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$16,462	$24,128
Other current assets	1,433	1,238

Total current assets	17,895	25,366
Intangible assets, net	4,451	21,564
Other assets	487	183

Total assets	$22,833	$47,113

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,124	$1,650
Deferred revenue	1,465	3,212
Derivative liabilities	—	170

Total current liabilities	2,589	5,032
Deferred revenue	4,689	4,635
Deferred tax liabilities	—	13

Total liabilities	7,278	9,680

Stockholders’ equity:
Capital	264,062	262,927
Accumulated deficit	(249,496)	(226,923)
Accumulated other comprehensive income	989	1,429

Total stockholders’ equity	15,555	37,433

Total liabilities and stockholders’ equity	$22,833	$47,113